Exhibit 23.3

December 8, 2008

Charles R. Waldron

Chief Financial Officer

Learning Tree International, Inc.

1805 Library Street, Suite 300

Reston, Virginia 20190-5304

RE: Valuation of Certain Auction Rate Securities

Dear Mr. Waldron:

Enclosed is our signed consent relating to the use of our valuation report (“Valuation Report”) in conjunction with the submission of your Form 10-K for the fiscal year ending October 3, 2008 to the SEC. It is understood that our Valuation Report will not be included in the body (or exhibit) of the Quarterly Report for the quarter ended December 31, 2008 on Form 10-Q, which will be filed around February 6, 2009 (as may be amended, the “Quarterly Report”) of Learning Tree International, Inc. (“Learning Tree” or the “Company”). We further understand that our Valuation Report will not be included in the body (or exhibit) of the Quarterly Report for the quarters ending March 31, 2009 or June 30, 2009, or the fiscal year ending September 30, 2009 on Form 10-K (as may be amended, the “Annual Report”) of Learning Tree.

We hereby consent to the inclusion in the Annual Report and Quarterly Reports of references to our Valuation Report relating to the estimation of fair value of certain auction rate securities held by the Company as of October 3, 2008 and to references to our firm’s name therein. We further consent to the filing of this letter as an exhibit to the Annual Report and Quarterly Reports.

Please provide us with an exact copy of the Annual Report as filed with the SEC.

Sincerely,

Houlihan Smith & Company, Inc.